Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Expects to Issue Restated Financial Statements and

Third Quarter 2014 Quarterly Report on Monday, March 2;

Company Expects to Host Audio Webcast to Provide Business Update and Discuss the

Restatements and Third Quarter 2014 Results

PHOENIX, AZ, February 27, 2015 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today it expects to issue restated financial statements and file amendments to its 2013 Annual Report on Form 10-K and first and second quarter 2014 Quarterly Reports on Form 10-Q, and expects to file its Quarterly Report on Form 10-Q for the third quarter 2014 for ARCP and ARC Properties Operating Partnership, L.P. (the “OP”), on Monday, March 2, 2015. The Company also expects to restate the OP’s previously-issued financial statements on Monday, March 2, 2015.

The Company expects to host an audio webcast on Monday, March 2, 2015, at 8:30 a.m. Eastern Time to provide a business update and discuss its financial results for the periods of the restatements and the period ended September 30, 2014. William Stanley, interim Chairman and Chief Executive Officer, and Mike Sodo, Chief Financial Officer, will conduct the call.

The public can access the live audio webcast via the ARCP Investor Relations website at:

http://ir.americanrealtycapitalproperties.com/ or directly at:

http://services.choruscall.com/links/arcp150302.html.

Participants should access the webcast 10-15 minutes early. A replay will be available via the ARCP Investor Relations website approximately one hour after the completion of the webcast.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, ARCP’s expectation that it will file its and the OP’s restated financial statements and third quarter 2014 financial statements in a timely manner in light of its reporting and listing requirements, obligations under its credit facility and other debt documents and other outstanding obligations and ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single-tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Media Contacts
Stephen Cohen	John Bacon, Vice President, Marketing
212.886.9332	American Realty Capital Properties, Inc.
602.778.6057 | jbacon@arcpreit.com
Investor Contact
Bonni Rosen, Director, Investor Relations
American Realty Capital Properties, Inc.
877.405.2653 | brosen@arcpreit.com